Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
May 12, 2005	Craig Renner
301-843-8600

ACPT ANNOUNCES FIRST QUARTER 2005 RESULTS AND DECLARES DIVIDEND

ST. CHARLES, MD.-American Community Properties Trust (ACPT) (AMEX, PSE:APO) a diversified real estate organization, today announced results for the three months ended March 31, 2005. The results reflect the impact of the Company's previously announced restatement of its financial statements for the quarter ended March 31, 2004. The information is presented on a restated and consistent basis.

For the three months ended March 31, 2005, the Company reported net income of $227,000, or $0.04 per share-basic and diluted, on operating revenue of $11,393,000. This compares to net income of $431,000, or $0.08 per share-basic and diluted, on operating revenue of $12,516,000 for the same period in 2004.

J. Michael Wilson, Chairman and CEO, noted that "While net income and operating revenues were down slightly for the first quarter of 2005, the Company achieved significant accomplishments that we believe will have a positive impact on the Company's financial performance in future reporting periods." Mr. Wilson pointed out that the Company completed the conversion of a subsidized apartment property in St. Charles to a market rate property; refinanced the non-recourse mortgage of a wholly-owned apartment property in St. Charles to a lower-rate mortgage; increased commercial development land sales in Parque Escorial; and increased revenues from rental properties in the United States.

Edwin L. Kelly, President and Chief Operating Officer, said that in the United States operations, rental property revenues increased to $5,341,000 for the first three months of 2005, compared to $4,411,000 for the same period last year. Mr. Kelly attributed this increase to the Company's October 2004 acquisition of two apartment properties near Baltimore, Maryland, higher occupancy rates, and an increase in rental prices.

Mr. Kelly also noted that the Company did not deliver any lots in St. Charles' Fairway Village community in the first quarter. However, for the three months ended March 31, 2005, Lennar Corporation settled 23 homes to homebuyers in Fairway Village on lots purchased from ACPT in 2004, resulting in an additional $749,000 of revenue for ACPT. Under a previously announced sales agreement with Lennar, final prices of lots in Fairway Village are determined using a formula based on the eventual sales price of each home sold under the agreement. Lennar makes an initial payment to ACPT when the lot is settled, and distributes additional revenue to ACPT after Lennar's settlement of the homes with the respective homebuyer.

In Puerto Rico operations in the first quarter, the Company sold 2.5 commercial acres in Parque Escorial to Escorial Ford Corporation for a sales price of $2,949,000; there were no sales in the same period of 2004. The Company used approximately $2 million of the proceeds to reduce recourse debt, in accordance with the Company's long-term business plan.

The Company did not report any revenue from the sale of condominium units in Parque Escorial in the first quarter of 2005; in the same period of 2004, the Company reported the sale of 30 units in Brisas de Parque Escorial totaling $5,349,000 in revenue. Mr. Kelly said the Company expects to begin delivery of the next section of units, called Torres de Parque Escorial, in the third quarter of this year.

Looking forward to the second quarter, Mr. Kelly said the Company expects to deliver 28 lots in St. Charles to Lennar by the end of May 2005. In Parque Escorial, the Company completed the sale of 7.2 acres of commercial land for $7,448,000. The sale will be reflected within the Company's results of operations in the second quarter. In addition, IGP has substantially completed the construction of a commercial office building in Parque Escorial, and projects that occupancy will begin by the end of the second quarter of 2005. The building is currently 35% leased, and leasing of an additional 35% of the building is currently under negotiation.

Mr. Kelly stressed that ACPT's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

On May 12, 2005, the Board of Trustees declared a cash dividend of $ 0.10 per share, payable on June 8, 2005 to shareholders of record on May 25, 2005.

Company Information

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO). When filed, ACPT's Form 10-Q will be available via the Internet at http://www.acptrust.com.

Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate industry and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and the quarterly report on Form 10-Q for the three-month period ended March 31, 2005, which are on file with the Securities and Exchange Commission.

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AMERICAN COMMUNITY PROPERTIES TRUST
Unaudited Financial Highlights

	For the Three Months Ended
	3/31/05	3/31/04
	(Unaudited)	(Restated and Unaudited)

Revenues	$ 11,393,000	$12,516,000

Expenses	10,036,000	10,976,000

Operating Income	1,357,000	1,540,000

Other Expenses	(1,258,000)	(1,182,000)

Income before benefit for income taxes	99,000	358,000

Benefit for income taxes	(128,000)	(73,000)

Net income	$227,000	$431,000
Earnings per share
Basic and Diluted	$0.04	$0.08
Weighted average shares outstanding
Basic and Diluted	5,192,000	5,192,000

Cash Dividends per share	$0.10	$0.10

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